PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 8, 2000	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-38782

$720,000,000

VITESSE SEMICONDUCTOR CORPORATION
4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
AND THE COMMON STOCK ISSUABLE UPON
CONVERSION OF THE DEBENTURES

        This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

        This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

        The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name

Principal amount of debentures beneficially owned that may be sold hereby

Percentage of debentures outstanding

Number of shares of common stock that may be sold hereby (1)

Percentage of common stock outstanding (2)

Evergreen VA Growth & Income Fund	200,000	**	1,783	**
Evergreen Growth & Income Fund	3,775,000	**	33,649	**
Evergreen U.S. Growth & Income Fund	25,000	**	223	**
Transamerica Premier High Yield Fund	1,500,000	**	13,370	**
Lexington Vantage Fund	100,000	**	891	**
Zurich Institutional Benchmarks Master Fund Limited	100,000	**	891	**
Lehman Brothers Inc.	23,000,000	3%	205,014	**
Oppenheimer Convertible Securities Fund	1,000,000	**	8,914	**
TQA Master Fund, Ltd.	2,200,000	**	19,610	**
LDG Limited	250,000	**	2,228	**
Goldman Sachs and Company	505,000	**	4,501	**

________________________

**Less than 1%

  Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

  Calculated based on Rule 13d-3 under the Exchange Act using 183,346,511 shares of common stock outstanding as of April 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 26, 2001.